UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2017

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-11993	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 700, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 697-5200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer

On November 28, 2017, BioScrip, Inc. (the “Company”) announced that Harriet Booker has been appointed as the Chief Operating Officer of the Company, effective November 28, 2017. Ms. Booker succeeds David Evans, who is expected to remain at the Company to assist with the transition until January 5, 2018.

Ms. Booker, 51, brings vast operational and executive leadership experience in the home infusion industry, including over two decades at Option Care, CVS Specialty Infusion Services and Coram Specialty Infusion. In 2016, Ms. Booker was the Interim Senior Vice President, Revenue Cycle Management at Option Care. Prior to Option Care, from 2008 to 2015, Ms. Booker held increasing executive responsibilities at CVS Specialty Infusion Services and its predecessor organization, Coram Specialty Infusion, culminating in being named Chief Sales Officer, a role she held from 2014 to 2015. Other executive responsibilities during her seven-year tenure at CVS Specialty Infusion Services and Coram Specialty Infusion included: Chief Commercial Officer from 2012 to 2014, Executive Vice President from 2010 to 2012, and Senior Vice President, Sales from 2009 to 2010. She served in leadership roles for Option Care (and Walgreens-Option Care) from 2002 to 2008, including Director of Sales Operations, Vice President of Managed Care Sales, and Vice President of Sales and Marketing.

The Company has provided to Ms. Booker an offer letter, dated as of November 21, 2017, that provides for Ms. Booker’s salary and benefits (the “Offer Letter”).

Ms. Booker’s annual salary will be $415,000, and she is eligible to participate in the Company’s Management Incentive Bonus Program, provided that she remains continuously employed with the Company through the date that the bonus is paid. Ms. Booker is eligible for a bonus of up to 80% of her base salary, as determined by the Company and the Board of Directors of the Company (the “Board”), and subject to corporate, departmental and individual objectives being met. Her participation in the 2017 Management Incentive Bonus Plan will be prorated based on her hire date.

Subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), Ms. Booker will be granted equity awards consisting of a long-term incentive award of options with a value of $300,500 and performance-based restricted stock units (“PRSUs”) with a value of $69,500, based on the stock price on the date she starts with the Company. The PRSUs will be subject to the performance goals currently applicable to the Company’s current Long-Term Incentive Plan. In addition, Ms. Booker will be eligible to receive in 2018 performance-based restricted stock units, at an annual target value of at least $231,000, at the same time grants are made to other comparable executives, which is expected to be on or before March 15, 2018.

In the event of a change in control, all performance goals (other than those relating to the value of the Company’s common stock) pertaining to Ms. Booker’s outstanding performance-based awards will be deemed to have been achieved at target and all time-based vesting requirements will lapse in their entirety, provided that the determination of whether any performance goals related to the value of the Company’s common stock have been achieved will be made by reference to the value of the Company’s common stock on or as of the date of the change in control.

Ms. Booker will be permitted to participate in all employee benefits plans, policies, and practices now or hereafter maintained by or on behalf of the Company, commensurate with her position and level of individual contribution, if and to the extent she is eligible pursuant to the terms of such plans, policies, and practices, which may be modified by the Company at its discretion.

The Company and Ms. Booker also executed a Severance Agreement in connection with the Offer Letter, which provides that, subject to certain conditions, if Ms. Booker’s employment is terminated by the Company other than for “Cause,” as defined in the Severance Agreement, or by Ms. Booker for “Good Reason,” as defined in the Severance Agreement, Ms. Booker will be entitled to receive salary continuation payments for 52 weeks following the date Ms. Booker executes the Company’s standard Separation and Release Agreement.

A copy of the Offer Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Item 7.01. Regulation FD Disclosure.

On November 28, 2017, the Company issued a press release announcing Ms. Booker’s appointment as the Chief Operating Officer of the Company, a copy of which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated as of November 21, 2017, by and between BioScrip, Inc. and Harriet Booker.
99.1	Press Release dated November 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: November 28, 2017		/s/ Kathryn Stalmack
	By:	Kathryn Stalmack
Senior Vice President, General Counsel and Secretary